Exhibit 99

Pall Corporation Second Quarter Sales Increase 8%
Port Washington, NY (March 7, 2012) -- Pall Corporation (NYSE:PLL) today reported financial results for the second quarter of fiscal year 2012 which ended on January 31, 2012.
Second Quarter and Six Months Sales and Earnings Overview
Second quarter sales were $698 million, an increase of 8.2% over last year. Sales in local currency ("LC") increased 8.0%. Orders in LC increased 3.4%.
Diluted earnings per share (“EPS”) were $0.72 in the quarter, compared to $0.64 last year. Pro forma EPS were $0.76 (excluding restructuring and other charges defined as “Discrete Items”). This compares to $0.68 last year, for an increase of 12%.
For the six months, sales increased 12.2% over last year. Sales in LC increased 9.9%. Orders in LC increased 6.9%. Foreign currency translation increased reported sales and orders in the six months by 2.3% and 2.6%, respectively.
Diluted EPS were $1.31 in the six months, compared to $1.25 for the same period last year. Pro forma EPS, excluding Discrete Items, were $1.50, a 16% increase compared to $1.29 a year earlier.
Larry Kingsley, president and CEO, said, “The sales increase in the quarter reflects good growth in both the Life Sciences and Industrial segments. On a global basis, emerging market sales grew over 20% in local currency driven by the Energy markets in MENA and Latin America. We continue to invest to grow in the emerging markets which represented about 20% of second quarter sales compared to about 17% a year ago.
“Organic orders growth for the quarter was mixed against a tough comparison for the same quarter in 2011. Consumables orders were up 5%, while systems orders decreased 6% driven by Food & Beverage, which experienced unusually high order volume in the second quarter of last year. Our current outlook supports our previously stated sales assumptions for the full year which is mid-single digit organic sales growth.
“Operating profit is up about 8%. This reflects continued unfavorable mix in the Industrial segment and planned spending associated with our enterprise system implementation. Restructuring activities underway will improve margin in the second half.
“Operating cash flow for the first half of the year improved to $204 million from $156 million in the prior year. Working capital improvement drove most of the year-over-year gain.
“Results for the first half are reasonable given the continued choppy environment. While we expect some EPS headwind in the second half as sales growth moderates and foreign exchange impacts our consolidated results, we should be able to offset most of the impact with cost and productivity actions underway. The previously announced ForteBio acquisition closed last week. That will be slightly dilutive to our 2012 results.
“With assumptions of the macro market, particularly the European economy and currency impact, we believe that the bottom end of our guided range is achievable and that our task is to deliver the previously stated midpoint of $3.20 or better.”

Life Sciences – Second Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

Sales:	JAN. 31, 2012	JAN. 31, 2011	% CHANGE	% CHANGE IN LC
BioPharmaceuticals	$201,647	$179,550	12.3	12.3
Medical	102,152	102,305	(0.1)	(0.2)
Food & Beverage	53,366	52,359	1.9	2.4
Total Life Sciences segment	$357,165	$334,214	6.9	7.0

Gross profit	$199,606	$184,726
% of sales	55.9	55.3
Segment profit	$88,706	$83,650
% of sales	24.8	25.0
Biopharmaceuticals: Pharmaceuticals sales increased 13% and reflect continued strength in the biotech industry in all regions. Consumables sales increased 10%, while systems sales grew 47%. Sales in Europe, the largest part of the market for Pall, increased 18%. Laboratory sales increased over 7% with all regions growing.
Medical: Blood Filtration sales increased 6%. New product sales in the Americas were a key growth driver. Medical OEM sales were down 7% reflecting timing of customer orders and the impact of the Thailand floods. Hospital sales were also down 7%, primarily a result of economic conditions in Europe.
Food and Beverage: Sales growth reflects strength in the Americas from new customer accounts and new products in North America and Latin America. Growth in Europe was offset by the divestiture of a non-strategic asset in Italy.
Industrial – Second Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

Sales:	JAN. 31, 2012	JAN. 31, 2011	% CHANGE	% CHANGE IN LC
Process Technologies	$211,654	$186,822	13.3	13.4
Aerospace	54,959	47,403	15.9	16.2
Microelectronics	74,203	76,793	(3.4)	(5.5)
Total Industrial segment	$340,816	$311,018	9.6	9.2

Gross profit	$160,679	$147,759
% of sales	47.1	47.5
Segment profit	$52,480	$47,942
% of sales	15.4	15.4
Effective in the second quarter of fiscal year 2012, the Company reorganized its Industrial markets as follows:
Energy & Water and the Machinery & Equipment submarket (previously reported as part of the Aeropower market) are now being combined and reported as the Process Technologies market.

With the exclusion of Machinery & Equipment from Aeropower, Aerospace is now the stand-alone descriptor for that part of the business.
Sales information by market for prior periods has been restated to reflect these changes. All discussions and amounts reported in this release are based on the reorganized structure. A table outlining the restated sales by market for the first quarter of fiscal year 2012 and all of fiscal year 2011 is appended to this earnings release.
Process Technologies: Sales in Fuels & Chemicals increased approximately 39%. Growth in all regions was strong driven by robust growth in the oil & gas, refining and alternative energy sectors.
Power Generation sales decreased about 17%. This reflects timing of systems projects and decreased demand from wind turbine OEMs in Asia.
Municipal Water sales decreased about 19% largely driven by sales in the Americas, which were down 37%.This was related to the timing of shipments.
Machinery & Equipment sales were up 18%, with all regions strong. The mining and mobile OEM sectors were key growth drivers.
Aerospace: Military Aerospace grew over 31% in the quarter, with all regions contributing. CH-47 helicopter program sales in the Americas were particularly strong. Commercial Aerospace sales were flat.
Microelectronics: Sales reflect continued weakness in the marketplace, particularly in the display, data storage and ink jet sectors. Sales to the semiconductor sector were flat.
Other Matters
The Company reached an agreement related to the securities class-action lawsuit filed in August 2007. Under the terms of the proposed settlement, the lawsuit will be dismissed and the Company and all individual defendants will be relieved of any liability. The settlement cost will be $22.5 million, substantially all of which is covered by insurance.
Conference Call
On Thursday March 8, 2012, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call can be accessed at www.pall.com/investor. The webcast will be archived for 30 days.

About Pall Corporation
Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation, with total revenues of $2.7 billion for fiscal year 2011, is an S&P 500 company with almost 11,000 employees serving customers worldwide. Pall has been named a “top green company” by Newsweek magazine. To see how Pall is helping enable a greener, safer, more sustainable future, follow us on Twitter @PallCorporation or visit www.pall.com/green.

Forward-Looking Statements

The matters discussed in this report contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Results for the second quarter are preliminary until the Company's Form 10-Q is filed with the Securities and Exchange Commission on or before March 12, 2012.
Forward-looking statements are those that address activities, events or developments that the Company or management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.
The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by the Company’s forward-looking statements. Such risks and uncertainties include, but are not limited to, those discussed in Part I—Item 1A.—Risk Factors in the 2011 Form 10-K, and other reports the Company files with the Securities and Exchange Commission, including: the impact of legislative, regulatory and political developments globally; the impact of the uncertain global economic environment; the extent to which adverse economic conditions may affect our sales volume and results; changes in product mix, market mix and product pricing, particularly relating to the expansion of the systems business; demand for our products and business relationships with key customers and suppliers, which may be impacted by their cash flow and payment practices; delays or cancellations in shipments; our ability to develop and commercialize new technologies; our ability to obtain regulatory approval or market acceptance of new technologies; our ability to successfully complete our business improvement initiatives, which include supply chain enhancements and integrating and upgrading our information systems; the effect of a serious disruption in our information systems; fluctuations in our effective tax rate; volatility in foreign currency exchange rates, interest rates and energy costs and other macroeconomic challenges currently affecting us; increase in costs of manufacturing and operating costs; our ability to achieve and sustain the savings anticipated from cost reduction and gross margin improvement initiatives; our ability to attract and retain management talent; the impact of pricing and other actions by competitors; the effect of litigation and regulatory inquiries associated with the restatement of our prior period financial statements; the effect of the restrictive covenants in our debt facilities; our ability to enforce patents and protect proprietary products and manufacturing techniques; and our ability to successfully complete or integrate any acquisitions. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.
Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in Thousands)

	JAN. 31, 2012	JUL. 31, 2011

Assets:

Cash and cash equivalents	$527,904	$557,766
Accounts receivable	594,910	646,769
Inventories	445,631	444,842
Other current assets	191,855	159,831
Total current assets	1,760,300	1,809,208

Property, plant and equipment	824,550	794,599
Other assets	621,336	628,609
Total assets	$3,206,186	$3,232,416

Liabilities and Stockholders' Equity:

Short-term debt	$140,457	$215,468
Accounts payable, income taxes and other current liabilities	598,049	574,539
Total current liabilities	738,506	790,007

Long-term debt, net of current portion	493,737	491,954
Deferred taxes and other non-current liabilities	400,109	460,634
Total liabilities	1,632,352	1,742,595

Stockholders' equity	1,573,834	1,489,821
Total liabilities and stockholders' equity	$3,206,186	$3,232,416

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in Thousands, Except Per Share Data)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	JAN. 31, 2012	JAN. 31, 2011	JAN. 31, 2012	JAN. 31, 2011

Net sales	$697,981	$645,232	$1,403,622	$1,250,709
Cost of sales	337,696	312,747	687,081	609,551
Gross profit	360,285	332,485	716,541	641,158
% of sales	51.6%	51.5%	51%	51.3%
Selling, general and administrative expenses	215,194	197,100	429,090	379,398
% of sales	30.8%	30.5%	30.6%	30.3%
Research and development	21,583	20,773	42,521	40,942
Operating profit	123,508	114,612	244,930	220,818
% of sales	17.7%	17.8%	17.4%	17.7%
ROTC (a)	5,813	4,789	28,797	6,198
Interest expense, net	5,386	5,814	11,331	13,108
Earnings before income taxes	112,309	104,009	204,802	201,512
Provision for income taxes	27,580	28,345	50,618	54,439
Net earnings	$84,729	$75,664	$154,184	$147,073

Earnings per share:
Basic	$0.73	$0.65	$1.33	$1.26
Diluted	$0.72	$0.64	$1.31	$1.25

Average shares outstanding:
Basic	116,196	116,476	115,997	116,405
Diluted	117,914	118,266	117,555	118,102

Net earnings as reported	$84,729	$75,664	$154,184	$147,073
Discrete items:
ROTC, after pro forma tax effect (a)	4,386	4,738	22,142	5,792
Pro forma earnings	$89,115	$80,402	$176,326	$152,865

Diluted earnings per share as reported	$0.72	$0.64	$1.31	$1.25
Discrete items:
ROTC, after pro forma tax effect (a)	0.04	0.04	0.19	0.04
Pro forma diluted earnings per share	$0.76	$0.68	$1.50	$1.29

Pro forma earnings exclude the items below as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. The pro forma tax effects disclosed were calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

(a) ROTC in the quarter and six months ended January 31, 2012 of $5,813 ($4,386 after pro forma tax effect of $1,427) and $28,797 ($22,142 after pro forma tax effect of $6,655), respectively, includes expenses related to the Company's cost reduction initiatives, primarily in the Industrial segment and certain employment contract obligations. ROTC in the six months was partly offset by a gain on the sale of an investment.

ROTC in the quarter and six months ended January 31, 2011 of $4,789 ($4,738 after pro forma tax effect of $51) and $6,198 ($5,792 after pro forma tax effect of $406), respectively, primarily includes costs related to the Company's cost reduction initiatives.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in Thousands)

	SIX MONTHS ENDED
	JAN. 31, 2012	JAN. 31, 2011

Net cash provided by operating activities	$203,983	$155,523

Investing activities:

Acquisition of business	(25,669)	—
Capital expenditures	(94,285)	(59,945)
Proceeds from sale of assets	19,856	410
Other	(9,620)	(14,415)
Net cash used by investing activities	(109,718)	(73,950)

Financing activities:

Dividends paid	(40,274)	(36,976)
Repayments of notes payable and long-term borrowings	(75,169)	(133,062)
Purchase of treasury stock	—	(29,538)
Other	18,719	34,777
Net cash used by financing activities	(96,724)	(164,799)

Cash flow for period	(2,459)	(83,226)
Cash and cash equivalents at beginning of year	557,766	498,563
Effect of exchange rate changes on cash	(27,403)	19,924
Cash and cash equivalents at end of period	$527,904	$435,261

Free cash flow:
Net cash provided by operating activities	$203,983	$155,523
Less capital expenditures	94,285	59,945
Free cash flow	$109,698	$95,578

PALL CORPORATION
SUMMARY SEGMENT PROFIT BY SEGMENT
(Unaudited)
(Dollar Amounts in Thousands)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	JAN. 31, 2012	JAN. 31, 2011	JAN. 31, 2012	JAN. 31, 2011

Life Sciences
Sales	$357,165	$334,214	$713,298	$645,794
Cost of sales	157,559	149,488	314,809	291,149
Gross profit	199,606	184,726	398,489	354,645
% of sales	55.9%	55.3%	55.9%	54.9%

Selling, general and administrative expenses	96,642	88,188	193,238	171,662
% of sales	27.1%	26.4%	27.1%	26.6%
Research and development	14,258	12,888	27,563	26,145
Segment profit	$88,706	$83,650	$177,688	$156,838
% of sales	24.8%	25%	24.9%	24.3%

Industrial
Sales	$340,816	$311,018	$690,324	$604,915
Cost of sales	180,137	163,259	372,272	318,402
Gross profit	160,679	147,759	318,052	286,513
% of sales	47.1%	47.5%	46.1%	47.4%

Selling, general and administrative expenses	100,874	91,932	202,473	178,435
% of sales	29.6%	29.6%	29.3%	29.5%
Research and development	7,325	7,885	14,958	14,797
Segment profit	$52,480	$47,942	$100,621	$93,281
% of sales	15.4%	15.4%	14.6%	15.4%

Consolidated:
Segment profit	$141,186	$131,592	$278,309	$250,119
Corporate services group	17,678	16,980	33,379	29,301
Operating profit	123,508	114,612	244,930	220,818
ROTC	5,813	4,789	28,797	6,198
Interest expense, net	5,386	5,814	11,331	13,108
Earnings before income taxes	$112,309	$104,009	$204,802	$201,512

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND REGION
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
SECOND QUARTER ENDED	JAN. 31, 2012	JAN. 31, 2011	% CHANGE	IMPACT	CURRENCY

Life Sciences			|---------------- Increase/(Decrease) ---------------|
By Market:
BioPharmaceuticals	$201,647	$179,550	12.3	$(61)	12.3
Medical	102,152	102,305	(0.1)	25	(0.2)
Food & Beverage	53,366	52,359	1.9	(273)	2.4
Total Life Sciences	$357,165	$334,214	6.9	$(309)	7.0

By Region:
Americas	$120,446	$118,477	1.7	$(477)	2.1
Europe	166,373	153,725	8.2	(1,495)	9.2
Asia	70,346	62,012	13.4	1,663	10.8
Total Life Sciences	$357,165	$334,214	6.9	$(309)	7.0

Industrial
By Market:
Process Technologies	$211,654	$186,822	13.3	$(269)	13.4
Aerospace	54,959	47,403	15.9	(118)	16.2
Microelectronics	74,203	76,793	(3.4)	1,644	(5.5)
Total Industrial	$340,816	$311,018	9.6	$1,257	9.2

By Region:
Americas	$104,726	$105,079	(0.3)	$(553)	0.2
Europe	106,374	86,657	22.8	(1,777)	24.8
Asia	129,716	119,282	8.7	3,587	5.7
Total Industrial	$340,816	$311,018	9.6	$1,257	9.2

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND REGION
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
SIX MONTHS ENDED	JAN. 31, 2012	JAN. 31, 2011	% CHANGE	IMPACT	CURRENCY

Life Sciences			|---------------- Increase/(Decrease) ---------------|
By Market:
BioPharmaceuticals	$397,659	$340,959	16.6	$8,980	14.0
Medical	206,254	200,847	2.7	3,087	1.2
Food & Beverage	109,385	103,988	5.2	2,123	3.1
Total Life Sciences	$713,298	$645,794	10.5	$14,190	8.3

By Region:
Americas	$244,765	$228,128	7.3	$(254)	7.4
Europe	333,563	299,113	11.5	8,249	8.8
Asia	134,970	118,553	13.8	6,195	8.6
Total Life Sciences	$713,298	$645,794	10.5	$14,190	8.3

Industrial
By Market:
Process Technologies	$425,939	$355,007	20.0	$7,598	17.8
Aerospace	111,592	98,160	13.7	764	12.9
Microelectronics	152,793	151,748	0.7	6,597	(3.7)
Total Industrial	$690,324	$604,915	14.1	$14,959	11.6

By Region:
Americas	$213,791	$205,547	4.0	$(257)	4.1
Europe	205,487	168,338	22.1	2,154	20.8
Asia	271,046	231,030	17.3	13,062	11.7
Total Industrial	$690,324	$604,915	14.1	$14,959	11.6

PALL CORPORATION
SUPPLEMENTAL INDUSTRIAL SEGMENT SALES INFORMATION BY MARKET
RESTATED FIRST QUARTER FISCAL YEAR 2012 AND FISCAL YEAR 2011
(Unaudited)
(Dollar Amounts in Thousands)

	Q1
FISCAL YEAR 2012	OCT. 31, 2011

Industrial
By Market:
Process Technologies	$214,285
Aerospace	56,633
Microelectronics	78,590
Total Industrial	$349,508

	Q1	Q2	Q3	Q4
FISCAL YEAR 2011	OCT. 31, 2010	JAN. 31, 2011	APR. 30, 2011	JUL. 31, 2011	TOTAL YEAR

Industrial
By Market:
Process Technologies	$168,185	$186,822	$208,238	$241,349	$804,594
Aerospace	50,757	47,403	50,959	58,566	207,685
Microelectronics	74,955	76,793	81,904	87,122	320,774
Total Industrial	$293,897	$311,018	$341,101	$387,037	$1,333,053

# # #

Contact:

Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: pat_iannucci@pall.com